CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 11, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A 33-50211 and 811-07089) of Dreyfus Pennsylvania Intermediate Municipal Bond Fund.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York March 24, 2006